Exhibit 5.1

March 13, 2008

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, OK 74103

RE:	Registration Statement on Form S-1, File No. 333-137419 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the underwritten public offering (the “Offering”) by the Partnership of common units (the “Common Units”) of the Partnership, including common units which may be offered and sold upon the exercise of any over-allotment option granted to the underwriters by the Partnership. The Common Units are to be offered to the public pursuant to an underwriting agreement, dated as of March 11, 2008, among the Partnership and UBS Securities LLC, Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, as representatives of the underwriters (the “Underwriting Agreement”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed or reproduction copies, of such agreements, instruments, documents and records of the Partnership, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Partnership and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Underwriting Agreement (other than representations and warranties made by the Partnership) and certificates and oral or written statements and other information of or from public officials and others and assume compliance on the part of all parties to the Underwriting Agreement (other than the Partnership) with the covenants and agreements contained therein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Common Units registered pursuant to the Registration Statement to be sold by the Partnership have been duly and validly authorized, and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, and (ii) when the Common Units have been issued and paid for in accordance with the Underwriting Agreement and assuming that a holder of such Common Units does not agree to be obligated personally for any or all of the debts, obligations or liabilities of the Partnership, complies fully with the terms of the Partnership Agreement, does not participate in the control of the business of the Partnership and does not hold itself out to other persons as having any status with respect to the Partnership other than as a holder of Common Units or as a limited partner of the Partnership, the Common Units will be fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as described in the Partnership Agreement and except as set forth in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended).

The opinion expressed herein is limited to the laws of the State of New York and, to the extent relevant, the Delaware Revised Uniform Limited Partnership Act of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinion expressed herein or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP